 EXHIBIT 99.5

CONSENT OF PROBANK AUSTIN

We hereby consent to the inclusion of our fairness opinion as Annex E to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of County Bank Corp. with and into ChoiceOne Financial Services, Inc. and to the reference to our firm’s name and such opinion in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the regulations thereunder.

/s/ ProBank Austin

ProBank Austin

Dated: July 26, 2019